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                                                    Certified Public Accountants
                      Suite 500                     Management Consultants
                      2601 Cambridge Court          248.375.7100
Plante & Moran, LLP   Auburn Hills, Michigan 48326  FAX 248.375.7101
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                                                                     Exhibit 8.1

                               November 1, 2000


  Board of Directors
  Citizens First Bancorp, Inc.
  525 Water Street
  Port Huron, Michigan 48060


  Board of Directors
  Citizens First Savings Bank
  525 Water Street
  Port Huron, Michigan 48060


  Ladies and Gentlemen:

  This letter constitutes our opinion as to certain state income tax consequences of the proposed conversion of Citizens First Savings Bank ("Citizens First") from a Michigan mutual savings bank to a Michigan stock savings bank followed by the acquisition of Citizens First's common stock by Citizens First Bancorp, Inc. ("Bancorp"), a Delaware corporation, pursuant to the plan of conversion.

  The opinions contained herein are based solely on the FACTS and REPRESENTATIONS stated herein. All Section references are to the Internal Revenue Code of 1986, as amended (the "Code") and Michigan Compiled Laws ("MCL") as in effect as of the date of this opinion. If any of the FACTS and REPRESENTATIONS are not correct or complete, it is imperative that we be informed in writing as this could have a material adverse effect on our opinion.


  FACTS and REPRESENTATIONS

  The facts, as we understand them, are as follows:

  On September 19, 2000, the Board of Directors of Citizens First unanimously adopted the plan of conversion. Under the plan of conversion, Citizens First will convert from a Michigan mutual savings bank to a Michigan stock savings bank and become a wholly owned subsidiary of Citizens First Bancorp, Inc. ("Bancorp"), a newly formed Delaware corporation. In addition, the plan provides that Bancorp will offer its common stock in a subscription offering and, if necessary, through a community offering and/or a syndicate of registered broker-dealers. Bancorp is authorized to issue 20,000,000 shares of common stock and 1,000,000 shares of preferred stock with all shares having a par value of $0.01. Bancorp expects to issue up to

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8,284,140 shares of common stock. Bancorp will not issue any preferred stock in the converson and has no current plans to issue any preferred stock after the conversion.

As a mutual savings bank, Citizens First has never been authorized to issue stock. Instead, each depositor in a mutual savings bank has both a deposit account in the institution and a pro rata ownership interest in the net worth of the institution based upon the balance in his or her account. This ownership interest is tied to the depositor's account and has no value separate from such deposit account. This ownership interest may only be realized in the event that the institution is liquidated. In such event, the depositors of record at that time, as owners, would be able to share in any residual surplus and reserves after payment of other claims, including claims of depositors to the amounts of their deposits. When a mutual savings bank converts to stock form, depositors lose all rights to the net worth of the mutual savings bank, except to the right to claim a pro rata share of funds representing the liquidation account established in connection with the conversion.

Under the plan of conversion, Citizens First has granted nontransferable rights to subscribe for Bancorp common stock to the following persons in the following order of priority:

     I. Persons with deposits in Citizens First with balances aggregating $50 or more ("qualifying deposits") as of July 31, 1999 ("eligible account holders"). For this purpose, deposit accounts include all savings, time, and demand accounts, not including escrow accounts.

     II. Tax-qualified benefit plans of Bancorp or Citizens First, including Citizens First's employee stock ownership plan (ESOP) which intends to purchase 8 percent of the shares of common stock issued in the conversion.

     III. Persons with qualifying deposits in Citizens First as of December 31, 2000 ("supplemental eligible account holders").

Bancorp may offer shares not sold in the subscription offering to the general public in a community offering. People and trusts of people who are residents of St. Clair, Sanilac, Huron and Lapeer Counties, Michigan will have first preference to purchase shares in the community offering. All shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering through a syndicate of registered broker-dealers.

Keller has issued a letter, pursuant to its valuation, indicating that the subscription rights do not have any value, based on the fact that the rights are acquired by the recipients without cost, are nontransferable and of short duration and afford the recipients the right only to purchase shares of common stock at a price equal to its estimated fair market value, which will be the same price paid by purchasers in the community offering for the unsubscribed shares of Bancorp common stock.

Plante & Moran, LLP is relying on the following representations in rendering the opinions contained herein. It is understood that Plante & Moran, LLP has not independently verified the accuracy of any of these representations:

 . The fair market value of the withdrawable deposit accounts plus interests in the liquidation account of the converted Citizens First to be constructively received under the plan of conversion will, in each instance, be equal to the fair market value of the withdrawable

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   deposit accounts (plus the related interest in the residual equity of
   Citizens First) deemed to be surrendered in exchange therefor.

 . If an individual's total deposits in Citizens First equal or exceed $50 as of the eligibility record date or the supplemental eligibility record date, then none of that individual's total deposits will be excluded from participating in the liquidation account.

 . Immediately following the conversion, the eligible account holders and the supplemental eligible account holders of Citizens First will own all of the outstanding interests in the liquidation account and will own such interests solely by reason of their ownership of deposits in Citizens First immediately before the conversion.

 . After the conversion, the converted Citizens First will continue the business of Citizens First in the same manner as prior to the conversion. The converted Citizens First has no plan or intention and Bancorp has no plan or intention to cause the converted Citizens First to sell its assets other than in the ordinary course of business.

 . Bancorp has no plan or intention to sell, liquidate, or otherwise dispose of the stock of the converted Citizens First other than in the ordinary course of business.

 . Bancorp and the converted Citizens First have no current plan or intention to redeem or otherwise acquire any of the common stock issued in the conversion transaction.

 .  Immediately after the conversion, the assets and liabilities of the converted
   Citizens First will be identical to the assets and liabilities of Citizens First immediately prior to the conversion, plus the net proceeds from the sale of the converted Citizens First's common stock to Bancorp and any liability associated with indebtedness incurred by the employee plans in the acquisition of Bancorp common stock by the employee plans.

 .  Citizens First and Bancorp are corporations within the meaning of section
   7701(a)(3) of the Code.

 . None of the shares of Bancorp common stock to be purchased by the depositor-employees of Citizens First in the conversion will be issued or acquired at a discount. However, shares may be given to certain directors and employees as compensation by means of the employee plans. Compensation to be paid to such directors and depositor-employees will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

 . The fair market value of the assets of Citizens First, which will be transferred to the converted Citizens First in the conversion, will equal or exceed the sum of the liabilities of Citizens First which will be assumed by the converted Citizens First and any liabilities to which the transferred assets are subject.

 . Citizens First is not under the jurisdiction of a bankruptcy or similar court in any Title 11 or similar case within the meaning of section 368(a)(3)(A) of the Code.

 . Upon the completion of conversion, Bancorp will own and hold 100% of the issued and outstanding common stock of the converted Citizens First and no other shares of common stock of the converted Citizens First will be issued and/or outstanding. At the time of the

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   conversion, the converted Citizens First does not have any plan or intention to issue additional shares of its stock following the transaction. No shares of preferred stock of the converted Citizens First are issued and/or outstanding.

 . Upon the completion of the conversion, there will be no rights, warrants, contracts, agreements, commitments or understandings with respect to the common stock of the converted Citizens First, nor will there be any securities outstanding which are convertible into the common stock of the converted Citizens First.

 . No cash or property will be given to eligible account holders, supplemental eligible account holders, or others in lieu of (a) nontransferable subscription rights, or (b) an interest in the liquidation account of the converted Citizens First.

 . Citizens First has maintained a reserve for bad debts in accordance with sections 593 and 585 of the Code and, following the conversion, to the extent allowed under the Code, the converted Citizens First shall maintain a reserve for bad debts in accordance with the applicable provisions of the Code.

 . Depositors will pay the expense of the conversion solely applicable to them, if any. Bancorp and Citizens First will each pay expenses of the transaction attributable to them and will not pay any expenses solely attributable to the depositors or to Bancorp shareholders.

 . The exercise price of the subscription rights received by Citizens First's eligible account holders, supplemental eligible account holders, and other holders of subscription rights to purchase Bancorp common stock will be equal to the fair market value of the stock of Bancorp at the time of the completion of the conversion as determined by an independent appraisal.

 . The proprietary interests of the eligible account holders and the supplemental eligible account holders in Citizens First arise solely by virtue of the fact that they are account holders in Citizens First.

 . There is no plan or intention for the converted Citizens First to be liquidated or merged with another corporation following this proposed transaction.

 . The liabilities of Citizens First assumed by the converted Citizens First plus the liabilities, if any, to which the transferred assets are subject were incurred by Citizens First in the ordinary course of its business and are associated with the assets transferred.

 . External legal counsel, Muldoon, Murphy & Faucette LLP, has opined that for federal income tax purposes no gain or loss will be recognized as a result of the proposed conversion by either Citizens First or Bancorp, and that the proposed conversion of Citizens First from a Michigan-chartered mutual savings bank to a Michigan-chartered stock savings bank qualifies as a tax-free reorganization for federal income tax purposes pursuant to Section 368(a)(1)(F) of the Code.

 . External legal counsel, Muldoon, Murphy & Faucette LLP, has opined that for federal income tax purposes, no gain or loss will be recognized by eligible account holders and supplemental eligible account holders of Citizens First on the issuance to them of withdrawable deposit accounts in the converted Citizens First plus interests in the liquidation

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   account of the converted Citizens First in exchange for deposit accounts in
   Citizens First and their related interest in the residual equity of Citizens First or to the other depositors on the issuance to them of withdrawable deposit accounts.

 . External legal counsel, Muldoon, Murphy & Faucette LLP, has opined that for federal income tax purposes, no gain or loss will be recognized by eligible account holders and supplemental eligible account holders of Citizens First upon the distribution to them of the nontransferable subscription rights to purchase shares of stock in Bancorp, provided that the amount paid for Bancorp common stock is equal to the fair market value of such stock. Gain realized, if any, by the eligible account holders and supplemental eligible account holders of Citizens First on the distribution to them of nontransferable subscription rights to purchase Bancorp stock will be recognized but only in an amount not in excess of the fair market value of such subscription rights. Eligible account holders and supplemental eligible account holders of Citizens First will not realize any taxable income for federal income tax purposes as a result of the exercise by them of the nontransferable subscription rights.

 . Based on the opinion of Keller, the nontransferable subscription rights do not have any value.

 . No gain or loss will be recognized by Citizens First under generally accepted accounting principles (GAAP) as a result of the conversion and the purchase accounting method will not be used by Citizens First to account for the transaction in accordance with GAAP.

 . Citizens First is a Michigan-chartered mutual savings bank. Citizens First is neither incorporated nor currently conducting business in the State of Delaware.

 . Bancorp is a domestic Delaware corporation, organized at the direction of Citizens First to become a savings and loan holding company and own all of Citizens First common stock to be issued upon its conversion from mutual form to stock form. Bancorp does not maintain any physical presence in nor conduct any business in the state of Delaware. Bancorp conducts its business activities in the State of Michigan.


STATE INCOME TAX OPINION

Michigan Single Business Tax

The Michigan Single Business Tax (MSBT) is an annual value-added tax imposed on the privilege of doing business in the state (Sec. 208.31(3), MCL). Every person with business activity in Michigan is subject to the tax (Sec. 208.31(1), MCL). Most organizations exempt from federal income tax are also exempt from MSBT, as are nonprofit cooperative housing corporations, the United States, Michigan, and all other states. "Person" is defined as an individual, firm, bank, financial institution, limited partnership, copartnership, partnership, joint venture, association, corporation, receiver, estate, trust, or any other group or combination acting as a unit (Sec. 208.6(1), MCL). "Business activity" means a transfer of legal or equitable title to or rental of property, whether real, personal, or mixed, tangible or intangible, or the performance of services, or a combination thereof, made or engaged in, or caused to be made or engaged in, within Michigan, with the object of gain, benefit, or advantage, whether direct or indirect, to the taxpayer or to others (Sec. 208.3(2), MCL).

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Financial institutions are included within the definition of "person" subject to the MSBT and are generally subject to the tax in the same manner as other corporations (Sec. 208.6(1), MCL). A "financial organization" is defined to mean a bank, industrial bank, trust company, building and loan or savings and loan association, bank holding company, credit union, safety and collateral deposit company, regulated investment company, and any other association, joint stock company, or corporation at least 90 percent of whose assets consist of intangible personal property and at least 90 percent of whose gross receipts consist of dividends or interest or other charges resulting from the use of money or credit (Sec. 208.10(4), MCL).

Michigan has adopted federal taxable income computed under the provisions of the Internal Revenue Code of 1986 (the "Code") that were in effect on January 1, 1999 or, at the option of the taxpayer, in effect for the tax year, as the starting point for the computation of the Michigan tax base (Sec. 208.3(3) and 208.5(4), MCL). For a corporation, the computation begins with its entire federal taxable income; for a noncorporate taxpayer, it begins with that part of federal taxable income that is derived from business activity in Michigan (Sec. 208.5(3), MCL). Various modifications, as discussed below, are made to federal taxable income to arrive at the Michigan tax base. The tax base is either entirely allocable to Michigan, if a taxpayer's business activities are confined solely to Michigan, or entirely apportionable, if the taxpayer's business activities are taxable both within and without Michigan.

Taxpayers may choose an alternative method to compute the MSBT, which subjects 50% of adjusted gross receipts (in lieu of the adjusted tax base) to the MSBT rate. This method has as its starting point gross receipts rather than federal taxable income, and avoids the addition and subtraction modifications required in computing the adjusted tax base.

Effective January 1, 1999, the MSBT rate is 2.2% of the adjusted tax base and will be phased out during a 23-year period providing that certain revenue targets are met. As of January 1 of each subsequent year, the rate is scheduled to be reduced 0.1 percentage point if the comprehensive annual report for the state reports an ending balance of at least $250 million, until the tax is reduced to 0%. The MSBT is repealed effective January 1 of the year in which the rate is reduced to 0% and is not effective for tax years that begin on or after that date.

Adjustments that would increase the MSBT tax base include:

 . Salaries, wages and other payments to employees, including employee insurance plans, pension, retirement, and profit sharing plans.

 .  Depreciation of tangible assets.

 .  Taxes imposed on or measured by income.

 . Single business tax to the extent deducted in determining federal taxable income.

 .  Dividends, interest and royalty expenses.

 .  Capital loss and net operating loss carryovers and carrybacks.

 . Gross interest and dividend income from bonds and similar obligations issued by states other than Michigan and its political subdivisions.

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 .  Losses from partnerships.

Adjustments that would decrease the MSBT tax base include:

 .  Dividends, interest and royalty income included in federal taxable income.

 .  Capital losses not deducted in arriving at business income.

 .  Income from partnerships.

The tax base of a financial organization does not include the increase adjustment for interest expense and does not include the decrease adjustment for interest income. Additionally, the tax base of a financial organization is decreased by interest income derived from obligations of the United States which this state is by federal law prohibited from subjecting to taxation, and is increased by a proportionate share of its expenses incurred to carry tax exempt income.

Michigan has enacted a number of MSBT credits, including a small business credit, a credit for minority-owned enterprises, a charitable contribution credit, and a credit for businesses operating in enterprise zones. For tax years beginning after 1999, a taxpayer may claim an investment tax credit against the MSBT for the taxpayer's expenditures on tangible depreciable property used in its business. For tax years beginning before 2000, taxpayers are allowed a capital acquisition deduction.

External legal counsel, Muldoon, Murphy & Faucette LLP, has opined that for federal income tax purposes no gain or loss will be recognized as a result of the proposed conversion by either Citizens First or Bancorp, and that the proposed conversion of Citizens First from a Michigan-chartered mutual savings bank to a Michigan-chartered stock savings bank qualifies as a tax-free reorganization for federal income tax purposes pursuant to Section 368(a)(1)(F) of the Internal Revenue Code. In most cases, the gain or loss recognized on a reorganization for purposes of the MSBT will be the same as the gain or loss recognized for federal tax purposes. Michigan uses federal taxable income as the starting point for the computation of its tax base and there is no provision of Michigan law that modifies the federal recognition or nonrecognition rules applicable to reorganizations.

Based solely on the facts, representations and authorities as set forth in this opinion letter and the opinion of Muldoon, Murphy & Faucette LLP that for federal tax purposes no gain or loss will be recognized in the proposed conversion by Citizens First or Bancorp, it is our opinion that neither Citizens First or Bancorp will recognize gain or loss for MSBT purposes.


Michigan Personal Income Tax

The statutes levying the Michigan income tax are codified as Chapter 206 of the Compiled Laws. The Michigan personal income tax is imposed on Michigan residents and on nonresidents who derive income from Michigan sources. The tax applies to individuals, trusts, and estates.

Federal adjusted gross income is the starting point in determining Michigan personal taxable income (Sec. 206.12, MCL). Certain modifications are made to federal adjusted gross income to arrive at Michigan personal taxable income.

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Adjustments that would increase Michigan personal taxable income include:

 . Gross interest and dividend income derived from obligations or securities of states other than Michigan.

 . Taxes on or measured by income to the extent the taxes have been deducted in arriving at adjusted gross income.

 . Losses on the sale or exchange of obligations of the United States government, the income of which Michigan is prohibited from subjecting to a net income tax.

 .  Trade or business loss attributable to other state.

Adjustments that would decrease Michigan personal taxable income include:

 . Income derived from obligations, or the sale or exchange of obligations, of the United States government that Michigan is prohibited from subjecting to a net income tax.

 . Compensation, including retirement benefits, received for services in the armed forces of the United States.

 .  Trade or business income attributable to another state.

 .  Certain retirement or pension benefits up to a maximum amount.

 .  Social security benefits.

 .  Michigan state and local income tax refunds.

Beginning in the 2000 tax year, the personal income tax rate will be lowered gradually from a rate of 4.2% for tax years beginning in 2000 to a rate of 3.9% for tax years beginning after 2003. Effective May 1, 1994, through tax years ending in 1999, the tax rate was 4.4%. Michigan personal income tax may also be reduced by a variety of tax credits, including credits for income tax paid to Michigan cities, public contributions, community foundation contributions, homeless and food bank contributions, income tax paid to another state, college tuition, and property taxes.

External legal counsel, Muldoon, Murphy & Faucette LLP, has opined that for federal income tax purposes, no gain or loss will be recognized by eligible account holders and supplemental eligible account holders of Citizens First on the issuance to them of withdrawable deposit accounts in the converted Citizens First plus interests in the liquidation account of the converted Citizens First in exchange for deposit accounts in Citizens First and their related interest in the residual equity of Citizens First or to the other depositors on the issuance to them of withdrawable deposit accounts.

External legal counsel, Muldoon, Murphy & Faucette LLP, has opined that for federal income tax purposes, no gain or loss will be recognized by eligible account holders and supplemental eligible account holders of Citizens First upon the distribution to them of the nontransferable subscription rights to purchase shares of stock in Bancorp, provided that the amount paid for

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Bancorp common stock is equal to the fair market value of such stock. Gain realized, if any, by the eligible account holders and supplemental eligible account holders of Citizens First on the distribution to them of nontransferable subscription rights to purchase Bancorp stock will be recognized but only in an amount not in excess of the fair market value of such subscription rights. Eligible account holders and supplemental eligible account holders of Citizens First will not realize any taxable income for federal income tax purposes as a result of the exercise by them of the nontransferable subscription rights.

In addition, Keller has issued a letter, pursuant to its valuation, indicating that the subscription rights do not have any value, based on the fact that the rights are acquired by the recipients without cost, are nontransferable and of short duration and afford the recipients the right only to purchase shares on the common stock at a price equal to its estimated fair market value, which will be the same price paid by purchasers in the community offering for the unsubscribed shares of Bancorp common stock.

Based solely on the facts, representations and authorities as set forth in this opinion letter and the opinion of Muldoon, Murphy & Faucette LLP, it is our opinion that for Michigan Personal Income Tax purposes:

 . No gain or loss will be recognized by eligible account holders and supplemental account holders of Citizens First on the issuance to them of withdrawable deposit accounts in Citizens First plus interests in the liquidation account of the converted Citizens First in exchange for their deposit accounts and their related interest in the residual equity of Citizens First, or to the other depositors on the issuance to them of withdrawable deposit accounts.

 . No gain or loss will be recognized by eligible account holders and supplemental eligible account holders of Citizens First upon the distribution to them of the nontransferable subscription rights to purchase shares of stock in Bancorp, provided that the amount paid for Bancorp common stock is equal to the fair market value of such stock. Gain realized, if any, by the eligible account holders and supplemental eligible account holders of Citizens First on the distribution to them of nontransferable subscription rights to purchase Bancorp stock will be recognized but only in an amount not in excess of the fair market value of such subscription rights. Eligible account holders and supplemental eligible account holders of Citizens First will not realize any taxable income for state income tax purposes as a result of the exercise by them of the nontransferable subscription rights.


Delaware Corporate Income Tax

Citizens First is neither incorporated nor currently conducting business in the State of Delaware. Accordingly, no Delaware corporate income tax will arise to Citizens First as a result of the conversion.

Bancorp is a domestic Delaware corporation, organized at the direction of Citizens First to become a savings and loan holding company and own all of Citizen First's common stock to be issued upon its conversion from mutual form to stock form. Bancorp does not maintain any physical presence in nor conduct any business in the State of Delaware.

Delaware Tax Law Section 1902(b)(6) exempts an entity from Delaware corporate income tax if the corporation maintains a statutory corporate office in Delaware but is not doing business in

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Delaware. Thus, if a company has no physical presence in Delaware and derives no income from Delaware activities, it will be exempt from Delaware corporate income taxation.

Based solely on the facts, representations and authorities as set forth in this opinion letter and the opinion of Muldoon, Murphy & Faucette LLP, it is our opinion that Citizens First will not be subject to Delaware income taxation because it is not organized under the laws of Delaware and it does not have any physical presence or conduct any business in Delaware. Additionally, although Bancorp will be organized in Delaware, it will not be subject to Delaware corporate income tax if it does not maintain any physical presence in Delaware nor conduct any business within Delaware.


Conclusion

The opinions contained herein are rendered only with respect to the specific matters discussed herein and we express no opinions with respect to any other legal, federal, state, or local tax aspect of these transactions. These opinions are not binding upon any tax authority including the Michigan Department of Treasury or any court and no assurance can be given that a position contrary to that expressed herein will not be asserted by a tax authority.

In rendering our opinions we are relying upon the relevant provisions of the Internal Revenue Code of 1986, as amended, Michigan Compiled Laws and the regulations, judicial and administrative interpretations thereof, all as of the date of this letter.

However, all of the foregoing authorities are subject to change or modification which can be retroactive in effect and, therefore, could also affect our opinions. We undertake no responsibility to update our opinion for any subsequent change or modification.

                                                 Very truly yours,

                                                 PLANTE & MORAN, LLP

                                                 /s/ Plante & Moran, LLP